Exhibit 10.37

Stuart P. Stoller Chief Financial Officer stuartstoller@ipsidy.com Effective May 22, 2020

PRIVATE AND CONFIDENTIAL

Phillip L. Kumnick

549 Quail Ridge Lane

St. Albans, Missouri 63073

Re:	Employment Offer

Dear Phillip:

The management of Ipsidy Inc. (the “Company”) takes pleasure in extending you this offer to join the Company as Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”). As part of your responsibilities, you will be required to provide services to other subsidiaries and affiliates of the Company (together with the Company, collectively referred to as the (“Group”).

Job Description

Your job responsibilities will comprise managing and overseeing all operations and matters of the Group, in order to establish a successful business and manage growth. In addition, you will undertake such functions as are customarily applicable to your position, as well as those that are reasonably assigned to you by the Board.

Compensation

Your compensation package shall consist of the following:

(a) Initial base salary of $125,000 per annum, which will be payable semi-monthly in arrears, and subject to all applicable deductions required by law (“Salary”).

(b) Commencing November 1, 2021, your Salary shall be increased to $187,500 per annum, payable semi-monthly in arrears, and subject to all applicable deductions required by law.

(c) Your Salary shall be increased to $250,000 per annum commencing on the first day of the calendar month immediately following the calendar month in which the Company files an Quarterly Report on Form 10-Q or Annual Report on Form 10-K (each an “SEC Filing”) that shows that the Company achieved Revenue for the year to date, in the case of a Form 10-Q, or the full year, in the case of the Form 10-K, as reported therein, in the amount of not less $8,000,000.

(d) Upon achievement of the Revenue target set forth in paragraph (c) above, the Board will promptly review your Salary to determine whether it is consistent with the status of the Company and the then prevailing market conditions for salary and other compensation for a chief executive in similarly situated companies. No later than thirty (30) days thereafter the Board will submit to you a written proposal for your Salary effective as of the date mentioned in paragraph (c) above, which shall not be less than the then applicable Salary. If you accept the Board’s proposal your Salary shall thereafter be fixed effective as of the aforementioned date. If you do not accept the Salary proposal the parties shall thereafter negotiate in good faith in order to achieve a mutually agreed Salary amount no later than sixty (60) days after the achievement of such Revenue target. If there is no such agreement the Salary shall continue at an amount equal to the lesser of the two parties’ proposals but not less than the then applicable Salary.

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com

Phillip L. Kumnick Page 2 December 31, 2020

(e) You will also receive a cash bonus (“Bonus”) in the maximum aggregate amount of $64,980 upon the achievement of performance milestones, calculated and payable as follows:

(i)	If the Company achieves Revenue for any fiscal year (or portion thereof) of at least $3,500,000 but less than $6,000,000, as shown on its filings with the Securities and Exchange Commission (“SEC”), the Company will pay to you a cash bonus of $21,660 within ten (10) days of making the applicable SEC Filing.

(ii)	If the Company achieves Revenue for any fiscal year (or portion thereof) of at least $6,000,000 but less than $8,000,000, as shown on its SEC Filings, the Company will pay to you a cash bonus of $21,660 within ten (10) days of making the applicable SEC Filing.

(iii)	If the Company achieves Revenue for any fiscal year (or portion thereof) of $8,000,000 or more, as shown on its SEC Filings, the Company will pay to you a cash bonus of $21,660 within ten (10) days of making the applicable SEC Filing.

The Bonus shall be payable with through the Company’s regular payroll process and will be subject to all applicable deductions required by law. The above proportions of the Bonus are cumulative and if more than one performance milestone is achieved on any particular date, then all proportions of the Bonus payable as a result shall be paid at the same time. For the avoidance of doubt, if you resign from the Company other than for Good Reason prior to the date of payment of the Bonus, or are terminated for Cause, or if none of the conditions set forth in sub-paragraphs (e) or (f) are fulfilled, then the Company shall not be obligated to pay any Bonus to you.

(f) The full Bonus (less any amounts previously paid) shall also be paid to you (irrespective of whether the Revenue performance targets have been achieved) upon the first to occur of the following:

(1)	a Change of Control (as defined in the Stock Option Agreement attached hereto as Exhibit “A” (“Option Agreement”)); or

(2)	your separation from service by reason of Involuntary Termination (as defined below).

(g) “Revenue” means the amount listed on the “Total revenues, net” line item on the Company’s Consolidated Statements of Operations as shown in any of the Company’s SEC Filings. For the purpose of the performance targets in paragraph (c) above Revenue shall mean the Revenue for the period commencing January 1, 2021 through the end of the period to which the relevant SEC Filing relates.

(h) You have been provided with an initial grant of options to purchase 33,333,334 shares of Common Stock of $0.0001 par value in the Company (“Common Stock”). The terms of such option are hereby amended in accordance with the provisions of Exhibit “A” attached hereto.

Phillip L. Kumnick Page 3 December 31, 2020

(i) You may be eligible for equity incentive grants and cash bonus awards, subject to your continued employment and satisfactory job performance, which may be awarded from time to time, by the Board. Terms and conditions of all your equity incentive grants will be as determined by the Board and in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.

(j) The Company will indemnify you with respect to your services as an officer of the Company, to the fullest extent permitted by law and under the Company’s Certificate of Incorporation and Bylaws. In addition, the Company acknowledges and agrees that you are a party to that certain Indemnification Agreement dated as of December 10, 2019, and that the Company’s obligations under that agreement, including the obligations to indemnify you and to provide D&O Insurance (as defined in Section 3 of such Indemnification Agreement), will apply to your position as an officer of the Company.

With respect to additional terms of your employment, the following will apply:

1.	At Will Employment; Termination on Change of Control.

(a) Your employment shall start on or about May 22, 2020, or such other date as we shall agree. While we look forward to a long and mutually beneficial relationship, your employment will be “at-will” and may be terminated at any time upon written notice and without prior warning. Further, your participation in any stock option or benefit program are not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and authorized by the Board.

(b) In the event of your Termination Upon Change of Control, you shall be entitled to receive an amount equal to 1.5 times the amount of your Base Salary as of the Termination Date, which shall be paid according to the following schedule: (i) a lump sum payment equal to one-half of such amount shall be payable within ten (10) days following the Termination Date or if later the effective date of the Change of Control, and (ii) one-third of the balance of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date or if later the effective date of the Change of Control (and in each case no interest shall accrue on such amount). In addition to the foregoing severance payment, in the event of your Termination Upon Change of Control, you shall be entitled to receive, within ten (10) days following the Termination Upon Change of Control, a lump sum payment equal to one hundred percent (100%) of any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with the Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date.

(c) No Other Benefits. You shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments described in Section 1(b) have been provided to you.

Phillip L. Kumnick Page 4 December 31, 2020

(d) Release of Claims. The payment of the benefits described in Section 1(b) of this letter is conditioned upon the delivery by you to the Company of a signed and effective general release of claims as provided by the Company, in the form attached hereto as Exhibit D; provided, however, that you shall not be required to release any rights you may have to be indemnified by the Company or as otherwise provided under this letter.

(e) For purposes of this letter, the following terms shall have the following meanings:

“Base Salary” shall mean the greater of (i) your annual salary in effect immediately prior to the Change of Control, or (b) your annual salary in effect immediately prior to the Termination Date.

“Cause” shall mean you have: (i) willfully failed to perform, or been grossly negligent with respect to, any material duties assigned to you, other than due to a failure resulting from your Disability; (ii) been convicted of, or pled guilty or no contest to, any felony or crime involving immoral or unethical turpitude; (iii) committed an act of fraud, misappropriation, embezzlement or dishonesty with respect to the Company or any of its affiliates; (iv) willfully violated any material Company policy; or (v)  breached any of the material terms of this letter, the Employee Invention Assignment & Confidentiality Agreement, the Company’s share dealing code, the Employee’s non-competition agreement or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company and in the case of clauses (i), (iv) and (v), to the extent such violation or breach is then curable, failed to cure such violation or breach (as determined by the Board in good faith) during a thirty (30)-day period following the date on which the Company gives you written notice of the breach.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Disability” shall occur if the Company reasonably determines, in good faith after consultation with a physician selected by the Company and reasonably acceptable to you, that you are unable to substantially perform your duties by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for either a continuous period of 180 days or for 180 non-consecutive days during any period of 270 consecutive days.

“Good Reason” shall mean the occurrence of any of the following events to which you do not consent: (i) a material breach by the Company of a material provision of this letter; or (ii) a material diminution in the nature or scope of your duties, responsibilities, or functions with respect to the Group (other than as a result of your Disability); (iii) a reduction in your Base Salary or, if applicable, target bonus opportunity (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned similar to the applicable performance requirements currently in effect), provided, however, that this sub-clause (iii) shall not apply in the event of a reduction in your Base Salary or, if applicable, target bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance. Provided however that no event shall constitute “Good Reason” hereunder unless you provide the Company with a written notice identifying the specific explanation of the basis for your belief that events, circumstances or conditions constituting Good Reason exist within seventy five (75) days of such events, circumstances or conditions initially arising and the Company fails to cure such event, circumstance or condition within thirty (30) days after receipt of such notice; and provided further, that you must resign upon or within thirty (30) days after the expiration of the above thirty (30)-day cure period to the extent the Company fails to cure such event, circumstance or condition.

Phillip L. Kumnick Page 5 December 31, 2020

“Involuntary Termination” shall mean: (i) any termination of your employment by the Company without Cause; (ii) any resignation by You for Good Reason ; (iii) any termination of your employment by the Company as a result of your Disability; or (iv) any termination of your employment as a result of your death. Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of your employment: (1) by the Company for Cause; (2) that occurs within the period of time to qualify as a “Termination Upon Change of Control”; or (3) as a result of the voluntary termination of employment by You for any reason other than Good Reason.

“Termination Date” shall mean the date of the termination of your employment with the Company, regardless of the reason.

“Termination Upon Change of Control” shall mean:

(i)	any termination of your employment by the Company without Cause (1) during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control; or (2) the Company having commenced discussions for a Change of Control, during the period commencing six (6) months prior to the date that the Company first publicly announces a definitive agreement that results in a Change of Control pursuant to such discussions (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date of such public announcement;

(ii)	any resignation by you for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs at or after such Change in Control.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of your employment: (1) by the Company for Cause; (2) by the Company as a result of your Disability; (3) as a result of your death; or (4) as a result of the voluntary termination of employment by you for any reason other than Good Reason.

Phillip L. Kumnick Page 6 December 31, 2020

2.	Location and Travel. You will be based at your home, but as part of your duties you will be required from time to time to travel to the Company’s Long Beach, New York office and both within the United States and to the Company’s subsidiaries in other countries, to the Company’s offices and elsewhere.

3.	Working Hours. You will be expected to devote your full time and attention to your employment, to the extent necessary to carry out your duties hereunder. Because of the nature of your position, and as an exempt employee you will be required to work outside of usual working hours, where the circumstances and business needs require it. Nothing herein shall prevent or restrict you from engaging or being involved in any other business activity, including those listed in Exhibit “B” attached hereto, subject to compliance with your obligations to devote your full time and attention to your employment in this section and not to compete with the Company set forth in paragraph 9 below.

4.	Paid Time Off. You will entitled to Paid Time Off in accordance with the provisions of the Company’s Employee Handbook, which will accrue on a pro-rata basis during the year, in addition to all public holidays when the office is closed. Vacation may be taken upon reasonable prior notice to the Board. The Company’s Employee Handbook contains further provisions relating to your entitlement and the taking of Paid Time Off, including the circumstances under which unused days may be carried over from one year to the next.

5.	Sick & Personal Days. Paid Time Off may be used for sick or personal days. The Company’s Employee Handbook contains further provisions relating to the taking of sick or personal days, including the circumstances under which unused days may be carried over from one year to the next.

6.	Benefits. You will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time. The Company currently offers the benefits that are detailed in the Employee Handbook.

7.	Expense Reimbursement. In accordance with Company policies from time to time, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

8.	Confidentiality and Assignment of Inventions. As an employee and executive of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” in the form attached hereto as Exhibit “C” as a condition of your employment.

9.	Covenant Not to Compete. While you are employed by the Company and for the period of one (1) year after the termination of your employment for any reason whatsoever, you shall not directly or indirectly:

(a)	be employed, or engaged as an independent contractor, or consultant in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in competition with the Group’s businesses as they exist during your employment or on the date of your separation from the Company -- the Group’s businesses currently consist of its identity management and payment and transaction processing products and solutions; However, the Company acknowledges that you have been engaged in part because of your prior experience in the payments industry and nothing herein shall prevent or restrict your ability to work in the payments industry after the termination of your employment by the Company, nor during the term of your employment to be involved in a payments business that does not compete with the Company, nor shall these restrictions apply to your work with or for any organization set forth in Exhibit B;

Phillip L. Kumnick Page 7 December 31, 2020

(b)	whether as an employee, independent contractor, consultant, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s businesses, as they exist during your employment or on the date of your separation from the Company, with any entity, which is or was a customer of the Group, as of or at any time within six (6) months prior to your separation date, nor cause any such customer to enter into any such competitive agreement with any third party; and

(c)	whether on your own behalf or on behalf of any other person or entity (i) directly or indirectly solicit any employee of the Group to discontinue such employment relationship with the Group; or (ii) employ or seek to employ any person who is or was employed by the Group as of or at any time within six (6) months prior to your separation date; provided that this shall not apply to persons introduced by you to the Company;

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will hold and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

10.	No Restrictions. You hereby warrant and represent that you are not subject to any restrictive covenant, or other agreement, which would prevent you from accepting this offer or from performing your obligations hereunder. To the extent that you are subject to confidentiality obligations to a former employer or any third party, you acknowledge and agree that it is your responsibility to ensure that you comply with such obligations on a continuing basis. You acknowledge that the Company is relying upon your warranty, representation and acknowledgement in this paragraph in making this offer to you. In the event of any claim against you or the Group by any third party arising out of a breach of this paragraph, you agree to indemnify and hold the Group (and its directors, officers and employees) harmless from and against all costs, claims and damages arising from such third party’s claim.

11.	Governing Law & Arbitration. This offer and your employment shall be governed by and construed in accordance with the laws of the State of Missouri. Any claim, dispute or controversy arising out of this offer and your employment (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this offer or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the Employment Arbitration Rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. The site of the arbitration proceeding shall be in New York, New York. The costs of the arbitration shall be awarded by the arbitrator.

Phillip L. Kumnick Page 8 December 31, 2020

12.	Amendment. No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

13.	Other Documents. Your employment is subject to the Employment Handbook and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Company’s sole discretion. As a condition of your employment you will also be required to enter into certain standard undertakings and consents, regarding confidentiality, security, use of the Group’s facilities and property and background checks. As part of our objective of continuous improvement and in order to comply with certain customer and audit requirements, you will also be required to undergo training at least annually on various matters including data security. In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and civil and criminal background checks, and by signing this letter you hereby consent to our undertaking such reference and background checks.

14.	Section 409A of the Code. The intent of the parties is that payments and benefits under this letter comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this letter shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any provision in this letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A and this letter shall be interpreted consistently therewith. It is intended that each amount paid (including an installment thereof), or benefit to be provided hereunder, shall be construed as and constitute separate and distinct “payments” for purposes of Section 409A. Without limiting the foregoing, and notwithstanding anything to the contrary contained herein, to the extent (a) any payments or benefits to which you become entitled under this letter, or under any agreement or plan referenced herein, in connection with your termination of employment from the Company constitute deferred compensation subject to Section 409A and (b) you are deemed at the time of such termination to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earlier of (i) the first business day after the expiration of the six (6)-month period immediately following the date of your “separation from service” (as such term is at the time defined in Section 409A) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under or as provided in this letter shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). Whenever this letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. The Company makes no representation that any or all of the payments described or referenced in this letter will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. You understand and agree that you shall be solely responsible for the payment of any taxes, penalties interest or other expenses incurred by you on account of non-compliance with Section 409A.

Phillip L. Kumnick Page 9 December 31, 2020

If the terms and the conditions of this letter are acceptable to you, please sign, date and return an original of this letter to us.

We look forward to a long and mutually beneficial relationship.

Sincerely,

Ipsidy Inc.

By:	/s/ Stuart Stoller
Stuart P. Stoller, CFO

AGREED & ACCEPTED:

/s/ Phillip Kumnick
PHILLIP L. KUMNICK	Dated: December 31, 2020

EXHIBIT A

IPSIDY INC.

AMENDED & RESTATED NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement (“Agreement”) is made and entered into as of the date set forth in Section 1(a) below, by and between Ipsidy Inc., a Delaware corporation (the “Company”), and the following individual (“Optionee”) and is hereby amended and restated as set forth herein as of _____________, 2020:

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.	Option Information.
(a)	Date of Option:	May 22, 2020
(b)	Optionee:	Phillip L. Kumnick
(c)	Number of Shares:	33,333,334
(d)	Exercise Price:	$0.07
(e)	Expiration Date:	May 22, 2025

2.	Acknowledgements.

(a)	Optionee is a Director and Chief Executive Officer of the Company.

(b) Optionee is a party to that certain employment letter effective May 22, 2020 governing the terms of his employment with the Company (“Employment Letter”).

(c) The Board of Directors (the “Board” which term shall include an authorized committee of the Board of Directors) and shareholders of the Company have heretofore adopted a 2017 Incentive Stock Plan (the “Plan”), pursuant to which this Option is being granted; and

(d) The Board has authorized the granting to Optionee of a nonstatutory stock option (“Option”) to purchase shares of common stock of the Company (“Stock”) upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(2) thereunder.

3. Shares; Price. Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the “Shares”) for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the “Exercise Price”), such price being not less than the fair market value per share of the Shares covered by this Option as of the date hereof.

4. Term of Option; Continuation of Service. This Option shall expire, and all rights hereunder to purchase the Shares shall terminate, five (5) years from the date hereof, as set forth in Section 1(e) above (“Expiration Date”). This Option shall earlier terminate subject to Sections 7 and 8 hereof upon, and as of the date of, the termination of Optionee’s office or employment if such termination occurs prior to the Expiration Date. Nothing contained herein shall confer upon Optionee the right to the continuation of his or her office or employment with the Company or to interfere with the right of the Company to terminate such office or employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5. Vesting of Option. Subject to the provisions of Sections 7 and 8 hereof, this Option shall become exercisable and the Shares shall vest during the term of Optionee’s office or employment as follows:

(a)	6,666,667 of the Shares shall vest and become exercisable on the date of this grant; and

(b)	10,666,667 of the Shares shall vest and become exercisable upon satisfaction of the first to occur of the following conditions:

(i)	A minimum annualized revenue run-rate of the Company and its subsidiaries on a consolidated basis of $10,000,000, based on the revenue for any quarterly period, excluding non-recurring one-time payments (as defined below), determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) as shown in any of the Company’s Annual Reports on Form 10-K, or Quarterly Reports on Form 10-Q filed with the SEC (collectively “SEC Filings”) after the date hereof.

(ii)	A Change of Control of the Company, or a strategic investment of at least $5,000,000, each at a valuation of the Company which equates to a Market Capitalization (as defined below) of the Company of not less than $100,000,000

(iii)	The Company’s shares of Stock achieving a closing price on the principal market or exchange on which such shares are traded, which gives rise to a Market Capitalization of the Company of not less than $100,000,000 for 20 consecutive trading days.

(c)	16,000,000 of the Shares shall vest and become exercisable upon satisfaction of the first to occur of the following conditions:

(i)	A minimum annualized revenue run-rate of the Company and its subsidiaries on a consolidated basis of $25,000,000, based on the revenue for any quarterly period, excluding non-recurring one-time payments, determined in accordance with GAAP as shown in any of the Company’s SEC Filings after the date hereof.

(ii)	A Change of Control of the Company, or a strategic investment of at least $15,000,000, each at a valuation of the Company which equates to a Market Capitalization of the Company of not less than $200,000,000.

(iii)	The Company’s shares of Stock achieving a closing price on the principal market or exchange on which such shares are traded, which gives rise to a Market Capitalization of the Company of not less than $200,000,000 for 20 consecutive trading days.

(d)	If in the event of a Change of Control (i) it is not possible as of the date of closing of such Change of Control to determine the valuation of the Company for the purposes of Sections 5(b)(ii) or 5(c)(ii) above, whether due to some element of the consideration being deferred, or payable subject to a contingency or conditions, or being non-cash consideration which cannot be valued at such date; and (ii) provided that in the event that the maximum value (if any) agreed to by the parties to the transaction of the gross consideration receivable under the Change of Control transaction is not less than the amounts set forth in Sections 5(b)(ii) or 5(c)(ii) above respectively, then the relevant unvested Shares shall respectively vest and become exercisable upon such Change of Control, as if the maximum value had been achieved.[1]

1	By way of example under Section 5(d)(ii) if the acquiror sets a maximum value of all consideration of say, $50 million then no shares shall vest. If the maximum value is say $150 million but it is not possible to determine the value at closing of the Change of Control, then all Option shares under Section 5(b) shall vest upon closing. If the maximum value is say $250 million, or there is no maximum but it is not possible to determine the value at closing of the Change of Control, then all Option shares under Sections 5(b) & 5(c) shall vest upon closing.

(e)	If Optionee’s office and employment by the Company are terminated in the following circumstances:

(i)	Termination by the Company other than for Cause (as defined in the Employment Letter) after the end of the relevant quarter which would satisfy the conditions set forth in Section 5(b)(i), or 5(c)(i) above, but before the publication of the relevant SEC Filings; or

(ii)	The occurrence of a Termination upon Change of Control as defined in Section 1(e) of the Employment Letter, prior to the occurrence of a Change of Control which would satisfy the conditions set forth in Sections 5(b)(ii), or 5(c)(ii), or 5(d) above but subject to the closing of such Change of Control; or

(iii)	Termination by the Company other than for Cause during the period commencing 10 consecutive trading days and ending before the 20th consecutive trading day referenced in Sections 5(b)(iii) or 5(c)(iii) above

Such that in each of the above-referenced cases Optionee’s Shares would not vest solely as a result of such termination, then such number of Shares shall vest as is set forth in the relevant sub-section of Section 5(b) or (c) or (d) as would have vested upon satisfaction of the applicable condition but for such termination by the Company.

(f)	“Change of Control” shall mean (i) the Company is party to a merger or consolidation or sale of stock or a series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; OR (ii) the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company); except if any of these events set forth in (i) or (ii) occurs in circumstances of the liquidation of the Company pursuant to a bankruptcy or other insolvency proceeding.

(g)	“Market Capitalization” shall mean the amount which results from the following calculations or determinations:

(i)	In the case of the closing price condition, the product of: (x) the closing price of the shares of Stock on the principal market or exchange on which the Company’s shares are traded on the relevant date multiplied by (y) the number of issued and outstanding shares of Stock on the relevant date.

a.	In the case of the Change of Control condition the implied value of the Company based on the gross proceeds of the Change of Control transaction, comprising the aggregate of the cash amount and the market value of any publicly traded securities and the fair value agreed by the parties to the transaction of any non-traded, non-cash consideration, including any debt, equity or other property comprising any part of the gross consideration received or receivable by the Company and/or its Shareholders upon the consummation of any Change of Control transaction;

b.	In the case of the strategic investment transaction condition, the product of: (x) the purchase price of the shares of Stock or other securities which are issued to the investor(s) on an “as converted to common stock” per share basis multiplied by (y) the number of issued and outstanding shares of common Stock on the closing date, immediately prior to the closing of the investment and excluding any securities or shares issuable pursuant to the strategic investment transaction.

(h)	“Non-recurring one-time payments” shall mean any revenue or accounts receivable derived from (i) sales of inventory, goods, equipment, or other assets of the Group not in the ordinary course of business, (ii) transaction revenue not received in the ordinary course of business, (iii) sales of services not in the ordinary course of business, or (iv) revenue received due to one-time, non-recurring transactions.

By way of example, if in a particular quarter the Company has $3,000,000 of revenue but $1,000,000 results from the sale of a subsidiary, or its assets, then for the purposes of the revenue condition the Company shall be deemed to have had revenue of $2,000,000 in that quarter and an annualized revenue run rate of $8,000,000.

The installments shall be cumulative (i.e., this option may be exercised, as to any or all Shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this Option).

6.	Exercise.

(a) Standard Exercise. This Option shall be exercised by delivery to the Company of (i) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (i) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors consistent with the Plan) and (iii) a written investment representation as provided for in Section 13 hereof. This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Optionee during his or her lifetime, except as provided in Section 8 hereof.

(b) Cashless Exercise. Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such exercise date.

7. Termination of Appointment. If Optionee shall cease to be a director, employee or contractor of the Company for any reason, whether voluntarily or involuntarily, other than by his or her death, Optionee (or if the Optionee shall die after such termination, but prior to such exercise date, Optionee’s personal representative or the person entitled to succeed to the Option) shall have the right at any time within three (3) months following such termination of office or the remaining term of this Option, whichever is the lesser, to exercise in whole or in part this Option to the extent, but only to the extent, that this Option was exercisable as of the date of termination of office and had not previously been exercised; provided, however: (i) if Optionee is Disabled (as defined in the Employment Letter) at the time of termination, the foregoing three (3) month period shall be extended to six (6) months; or (ii) if Optionee is terminated for Cause this Option shall automatically terminate as to all Shares covered by this Option not exercised prior to termination. Unless earlier terminated, all rights under this Option shall terminate in any event on the Expiration Date.

8. Death of Optionee. If the Optionee shall die while holding office of the Company, Optionee’s personal representative or the person entitled to Optionee’s rights hereunder may at any time within six (6) months after the date of Optionee’s death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee’s death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10. Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company; provided however that the conversion of any convertible securities of the Company shall not be deemed having been “effected without receipt of consideration by the Company”.

11. Reorganization. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets. The provisions of the Plan shall govern the rights of the Optionee in the event of a Reorganization as defined in the Plan.

12. Taxation upon Exercise of Option. Optionee understands that, upon exercise of this Option, Optionee will recognize income for Federal and state income tax purposes in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

13. Modification, Extension and Renewal of Options. The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefor (to the extent not theretofor exercised), subject at all times to the Plan, the Code and all relevant securities statutes and rules. Notwithstanding the foregoing provisions of this Section 13, no modification shall, without the consent of the Optionee, alter to the Optionee’s detriment or impair any rights of Optionee hereunder.

14. Investment Intent; Restrictions on Transfer.

(a) Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under the provisions of Sections 7 and 8 hereof) shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

(b) Optionee further represents that Optionee has had access to the published financial statements and other information of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information.

(c) Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE ‘SECURITIES ACT’) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THAT CERTAIN NONSTATUTORY STOCK OPTION AGREEMENT DATED ____________ BETWEEN THE COMPANY AND THE ISSUEE WHICH RESTRICTS THE TRANSFER OF THESE SHARES WHICH ARE SUBJECT TO REPURCHASE BY THE COMPANY UNDER CERTAIN CONDITIONS.

and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company’s transfer agent.

15. Stand-off Agreement. Optionee agrees that, in connection with any registration of the Company’s securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company’s securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least six months following the effective date of registration of such offering.

16. Notices. Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for his or her employee/officer records.

17. Agreement Subject to Plan; Applicable Law. This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of such Plan is available to Optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Option has been granted, executed and delivered in the State of Delaware, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

In Witness Whereof, the parties hereto have executed this Option as of the date first above written.

COMPANY:	Ipsidy Inc.,
a Delaware corporation

	By:	/s/ Stuart Stoller
	Name:	Stuart Stoller
	Title:	Chief Financial Officer

OPTIONEE:
	By:	/s/ Phillip Kumnick
(signature)
	Name:	PHILLIP L. KUMNICK

Appendix A

NOTICE OF EXERCISE

Ipsidy Inc.

________________

________________

Re: Nonstatutory Stock Option

Notice is hereby given pursuant to Section 6 of my Nonstatutory Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Nonstatutory Stock Option Agreement dated: ____________

Number of shares being purchased: ____________

Exercise Price: $____________

EITHER

1) A check in the amount of the aggregate price of the shares being purchased is attached.

OR

2) I elect a cashless exercise pursuant to Section 6 of my Stock Option Agreement. The Market Price* as of _______ was $_____ resulting in the issuance of ______ shares of common stock on a cashless exercise basis.

* Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such exercise date.

Further, I understand that the exercise of the Options will give rise to taxable income at the time of exercise, which will be payable in addition to the Exercise Price under the Option, whether by deduction from my compensation, or by my additional payment to the Company.

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws.

I understand that the certificate representing the Option Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company’s 2017 Incentive Stock Plan.

By: ______________________

Dated: ____________________

EXHIBIT B

Permitted Activities

Organization	Role
LoginID Inc.	Stockholder & advisor
Rewards Media, Inc. d/b/a Giftz	Stockholder & advisor
RMMBD Holdings Inc.	Stockholder & advisor
Medinexo Telehealth Mission Corp	Stockholder & advisor
PLK & Associates (Independent Consultant) Including expert networks: GLG, Alphasights, Guidepoint Global	Principal
Sphere Payments LLC	Proxy Board Member

EXHIBIT C

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

THIS EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT is entered into as of the 22nd day of May, 2020 between the undersigned PHILLIP L. KUMNICK residing at 549 Quail Ridge Lane St. Albans, Missouri 63073, and IPSIDY INC., a Delaware corporation with a place of business at 670 Long Beach Boulevard, Long Beach, New York 11561 USA, (the “Company”).

WHEREAS, I have agreed to be an employee of the Company or one of its affiliated entities (collectively referred to herein as the “Company”).

IN CONSIDERATION OF, and as a condition of my employment with the Company (the receipt and sufficiency of which I hereby acknowledge) I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that it is critical for the Company to preserve and protect its rights in “Inventions” (as defined in Section 2 below), its “Confidential Information” (as defined in Section 7 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period and in the course of my employment, whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

3. Work for Hire. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment, excluding any such works prepared prior to the date hereof, are “works made for hire” under the Copyright Law of the United States and that the Company will be considered the author and owner of such copyrightable works.

4. Assignment of Inventions. I agree that all Inventions that (i) have been or are developed using equipment, supplies, facilities, Confidential Information, or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

5. Assignment of Other Rights; Moral Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Invention, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I agree to reasonably assist the Company, at the Company’s cost, to obtain for the Company patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Confidential Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information that may be disclosed to me by the Company and its officers, employees, shareholders or agents, whether orally, in writing, by computer or other medium, by demonstration, by supply of samples and parts or in any other manner, or which is otherwise accessible to me, that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company including all information received by the Company from third parties, which is subject to an obligation of confidentiality (the “Confidential Information”). Such Confidential Information includes, but is not limited to, Assigned Inventions, computer programming and software, Company products and services, systems, functionality, designs, hardware, parts, concepts, specifications, features, techniques, plans, marketing, sales, performance, cost, pricing, supplier and customer information, data, tables, schedules, contracts and other information concerning the Company and its customers. I hereby acknowledge that all such Confidential Information belongs to the Company (or the respective customer, supplier or third party, which supplied it to the Company.)

8. Confidentiality. At all times during my employment and for two years after its termination, I will keep and hold all such Confidential Information in strict confidence and trust. I will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company, and except to my advisors who need to have such information in order to advise me. I will be responsible for any breach of this Agreement by any of my advisors to whom I provide Confidential Information as if such advisors were a party hereto. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not take with me or retain any documents or materials or copies thereof containing any Confidential Information, in each case other than my tax returns and documents related to my stock options and investments in the Company. I agree that I shall at all times comply with the Company’s Information Security Policy and Procedures from time to time in force. I acknowledge that breach of this policy or any other provision of this Agreement may be grounds for immediate dismissal.

9. No Breach of Agreement or Infringement. I represent that my acceptance of the Company’s offer of employment, performance of all the terms of this Agreement and my duties as an employee of the Company will not so far as I am aware breach any invention assignment, proprietary information, confidentiality or similar agreement with any other party, nor infringe the rights of any third party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company. I acknowledge that the Company is relying upon my warranty, representation and acknowledgement in this paragraph in offering me employment.

10. Notification. I hereby authorize the Company to notify my future employers of the terms of this Agreement and my responsibilities hereunder.

11. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to seek injunctive relief to enforce this Agreement.

12. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws. I hereby submit to the jurisdiction of and consent to suit in the courts, Federal and State located in the State of New York with respect to any matter or dispute arising out of this Agreement.

13. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

15. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

16. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

17. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement to any entity which is my employer. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

18. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

SIGNED AS OF THIS 31st DAY OF DECEMBER 2020

PHILLIP L. KUMNICK

/s/ Phillip Kumnick

EXHIBIT D

RELEASE OF CLAIMS

This General Release of all Claims (this “Release”) is entered into on [●], by and between Ipsidy Inc., a Delaware corporation (the “Company”), and Phillip L. Kumnick (the “Executive”).

In accordance with Section 1(d) of the Employment Offer letter by and between the Company and the Executive, effective May 22, 2020 (the “Employment Letter”), in consideration of the payments and benefits to which the Executive is entitled pursuant to Section 1(b) of the Employment Letter subject to the execution and non-revocation of this Release, the Executive agrees as follows:

● General Release and Waiver of Claims.

o	Release. The Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, managers, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer, manager or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company to pay the amounts set forth under the heading “Compensation” in the Employment Letter (including any Deferred Pay) due and owing to Executive on the Termination Date or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company; any indemnification or similar rights the Executive has as a current or former officer, manager or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s governance documents or any rights with respect to “directors’ and officers’” insurance policies; and the Executive’s right to reimbursement of business expenses.

o	Specific Release of ADEA Claims. The Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release. The Executive also understands that he has seven (7) calendar days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

o	Release of All Claims. The Executive acknowledges, understands and agrees that he may later discover Claims or facts in addition to or different from those which he now knows or believes to be true with respect to the subject matters of this Release, but that it is nevertheless his intention by signing this Release to fully, finally and forever release any and all Claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

o	No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Release.

● Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than in respect of any matter described in the proviso to Section 1(a) of this Release (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

● Remedies. The Executive understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

● Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

● Non-admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

● Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Missouri applicable to contracts executed in and to be performed in that State.

● Capitalized Terms. Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Letter.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive has executed this Release on the date first set forth below.

EXECUTIVE:

Phillip L. Kumnick

ACKNOWLEDGED AND AGREED

IPSIDY INC.

By:
Its:

[Signature Page to Release of Claims]